PRIMARK CORPORATION
SAVINGS AND STOCK
OWNERSHIP PLAN



INDEPENDENT AUDITORS' REPORT


FINANCIAL STATEMENTS
As of and for the Years
Ended December 31, 1999 and 1998
Supplemental Schedule
As of and for the Year Ended December 31, 1999

PRIMARK CORPORATION
SAVINGS AND STOCK OWNERSHIP PLAN


TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                                   1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
   DECEMBER 31, 1999 AND 1998:

   Statements of Net Assets Available for Benefits                             2

   Statements of Changes in Net Assets Available for Benefits                  3

   Notes to Financial Statements                                             4-9

SUPPLEMENTAL SCHEDULE AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999:

   Schedule H, Part IV, Line 4i - Schedule of Assets Held for
      Investment Purposes at End of Year                                      10


Schedules required under the Employee Retirement Income Security Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which the schedules are required.

INDEPENDENT AUDITORS' REPORT


To the Plan Committee of the Primark Corporation Savings and Stock Ownership Plan:

We have audited the accompanying statements of net assets available for benefits of the Primark Corporation Savings and Stock Ownership Plan (the "Plan") as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 7, on June 5, 2000, the plan sponsor entered into an agreement to be acquired by an unrelated party.

Our audits of the Plan's financial statements as of and for the years ended December 31, 1999 and 1998 were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplementary schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/Deloitte & Touche LLP
Boston, Massachusetts

June 5, 2000

PRIMARK CORPORATION
SAVINGS AND STOCK OWNERSHIP PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                         1999           1998
                                                     -----------     -----------

ASSETS:
  Investments, at fair value:
    Mutual funds                                     $40,080,265     $25,404,142
    Money market                                       5,190,972       4,335,520
    Participant loans                                  1,270,780       1,026,158
    Common stock -- Primark Corporation                8,296,899       9,119,879
                                                     -----------     -----------
         Total investments                            54,838,916      39,885,699

    Contributions receivable:
      Employer                                            41,628          50,564
      Participant                                        148,028         155,279
                                                     -----------     -----------
NET ASSETS AVAILABLE FOR BENEFITS                    $55,028,572     $40,091,542
                                                     ===========     ===========




See notes to financial statements.

PRIMARK CORPORATION
SAVINGS AND STOCK OWNERSHIP PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                         1999            1998
                                                      -----------    -----------

ADDITIONS:
  Investment activity:
    Net appreciation (depreciation) of investments    $ 8,506,535    $  (939,421)
    Interest and dividends                              2,773,108      1,156,474
                                                      -----------    -----------
           Total investment activity                   11,279,643        217,053
                                                      -----------    -----------
  Contributions:
    Employer                                            1,605,069      1,450,721
    Participant                                         5,732,083      4,455,116
                                                      -----------    -----------
           Total contributions                          7,337,152      5,905,837
                                                      -----------    -----------
  Transfers from other plans                              195,944          8,498
                                                      -----------    -----------
           Total additions                             18,812,739      6,131,388
                                                      -----------    -----------
DEDUCTIONS:
   Benefits paid to plan participants                   3,669,977      4,077,633
   Participant expenses                                     9,788          7,873
   Transfers to other plans                               195,944      5,247,659
                                                      -----------    -----------
           Total deductions                             3,875,709      9,333,165
                                                      -----------    -----------
NET  INCREASE (DECREASE)                               14,937,030     (3,201,777)

NET ASSETS AVAILABLE FOR BENEFITS:
    Beginning of year                                  40,091,542     43,293,319
                                                      -----------    -----------
    End of year                                       $55,028,572    $40,091,542
                                                      ===========    ===========



See notes to financial statements.

PRIMARK CORPORATION
SAVINGS AND STOCK OWNERSHIP PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.    DESCRIPTION OF THE PLAN

      The following description of the Primark Corporation (the "Company") Savings and Stock Ownership Plan (the "Plan") provides general information only. Participants should refer to the plan agreement, which can be obtained from the plan administrator, for a more complete description of the Plan's provisions.

      GENERAL - The Plan is a defined contribution plan which covers employees of the Company, certain affiliated companies, and one unconsolidated investee, Primark Decision Economics ("PDE"). Employees are eligible to participate in the Plan as of the effective date of the Plan, January 1, 1989. The Plan was restated effective January 1, 1989 and amended October 1, 1992, July 1, 1994, September 1, 1994, and January 1, 1997 to include additional affiliated companies and one unconsolidated investee. The January 1, 1997 amendment also restructured the Plan from a single company employee stock ownership plan to a plan structured under the provisions of
      Section 401(k) of the Internal Revenue Code (the "Code"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Participation in the Plan permits eligible employees to defer a portion of their compensation in order to promote savings on a tax-favored basis and to benefit from a matching Company contribution. Full-time employees hired after the effective dates of the Plan and related amendments are eligible to participate on the first day in the calendar quarter following their date of hire. Part-time employees are eligible to participate after completing at least 1,000 hours of service.

      As of January 1, 1997, Fidelity Management Trust Company became trustee of the Plan. The Plan is sponsored by the Company and PDE and administered by the Primark Savings and Stock Ownership Plan Committee.

      FUNDING - The Plan was funded in 1989 by a direct transfer of assets from the trustee of the Primark Corporation Employees' Retirement Plan, which was terminated effective as of September 1, 1988. The transfer of assets was initially invested in Primark Corporation common stock.

      ALLOCATION OF SHARES - Prior to January 1, 1997, all participants, as of the last day of the plan year, were allocated the maximum number of whole shares of Primark Corporation common stock within the limits of the Code, based on compensation as defined by the Plan. The annual allocation was not less than the lesser of the maximum amount allowable under Internal Revenue Code (the "Code") limitations or one-eighth of the amount attributable to the Company stock acquired, provided the number of shares held in the suspense account was sufficient to provide for a full allocation. If the number of shares remaining was not sufficient for a full allocation, the allocation was calculated considering each participant's compensation as a percentage of the aggregate total compensation of all plan participants for that plan year. At December 31, 1996, all shares of the Company's common stock had been allocated to plan participants.

      CONTRIBUTIONS - Effective with the January 1, 1997 amendment, each participant may contribute from 1% to 15% of his or her eligible compensation. Total before-tax contributions may not exceed the maximum allowed by the Code. The Company will match 50% of the first 6% in deferred contributions made by a plan participant.

      TRANSFERS FROM OTHER PLANS - As a result of the January 1, 1997 amendment, the assets of the former Primark Corporation Employee Stock Ownership Plan were merged with the assets of the Disclosure Incorporated 401(k) Plan, the I/B/E/S International, Inc. Retirement Savings Plan, the Yankee Group Research, Inc. 401(k) Plan, and the WSI Corporation Employee Savings Plan. In addition, employees of certain other recently acquired affiliates were also permitted to enroll in the Plan. The transfer of assets resulting from this merger, as well as the transfer of individual balances for participants enrolled at newly acquired companies, and participant rollovers, are reported as transfers from other plans.

      VESTING - Participants are always fully vested in their contributions. Vesting in employer-matching contributions occurs upon death, total and permanent disability, attainment of 65 years of age, or completion of three years of service. Participants who terminate employment will not forfeit the nonvested portion, if any, of their employer-matching contributions until five years after terminating employment, as defined in the Plan's provisions. Forfeitures are used to reduce future company-matching contributions.

      DISTRIBUTIONS - Total or partial cash distributions from the Plan are permitted upon the participant's attainment of age 59 1/2, termination of employment, retirement, death, or disability. In addition, withdrawals are also permitted for certain events that result in financial hardship to the participant. A participant may make only one withdrawal in any consecutive twelve-month period.

      PARTICIPANT LOANS - Participants may borrow from their fund accounts a minimum of $500 up to a maximum of 50% of their vested account balances. The total loan balance outstanding for any one participant may not exceed $50,000. Participant loans bear interest at the prime rate of interest in effect on the first day of the calendar quarter in which the loan was made. Loans are repaid through payroll deduction over a period of up to five years for general loans or twenty-five years for the purchase of a principal residence.

      PARTICIPANTS' ACCOUNTS - Each participant's account is credited with the participant's contributions, employer-matching contributions, and earnings attributable to the individual's investments.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      METHOD OF ACCOUNTING - The accompanying financial statements have been prepared on the accrual basis of accounting. Purchases and sales of securities are recorded on the settlement-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

      INVESTMENT VALUATION - Investments are stated at fair value based on quoted market prices. Participant loans are stated at cost, which approximates fair value.

      PLAN EXPENSES - All expenses related to the administration of the Plan have been assumed by the plan sponsors. Broker fees related to the sale of a participant's shares of Primark Corporation common stock and loan origination fees are the responsibility of the participant. Participant fees are recorded as incurred.

      BENEFITS TO PARTICIPANTS - Benefits to participants are recorded when paid.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

      RECLASSIFICATION AND ADOPTION OF SOP 99-3 - The Plan has adopted Statement of Position ("SOP") 99-3, "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters," issued by the American Institute of Certified Public Accountants. As a result, a reclassification has been made to eliminate the by-fund reporting for participant-directed investments in 1998.

3.    INVESTMENTS

      The following table presents investments at December 31, 1999 and 1998:

                                                          1999         1998
                                                      -----------   -----------

      Fidelity Contrafund                             $ 4,566,927*  $ 3,379,107*
      Fidelity Growth & Income Portfolio                5,117,960*    4,606,891*
      Fidelity Select Technology Fund                   8,150,640*    1,712,733
      Fidelity Asset Manager -- Growth                    990,487       647,293
      Fidelity Spartan U.S. Equity Index Portfolio      6,944,366*    5,415,372*
      Janus Worldwide Fund                              6,299,808*    3,305,731*
      PBHG Emerging Growth Fund                         1,083,384       840,509
      PBHG Growth Fund                                  2,644,034*    1,415,369
      Founders Balanced Fund                            1,589,162     1,759,631
      Fidelity Managed Income Portfolio                 1,351,673     1,428,555
      Wright Current Income Fund                        1,183,554       884,537
      Fidelity Diversified International Fund             158,270         8,414
      Primark common stock                              8,296,899*    9,119,879*
      Primark Money Market                              5,190,972*    4,335,520*
      Participant loans                                 1,270,780     1,026,158
                                                      -----------   -----------
      Total                                           $54,838,916   $39,885,699
                                                      ===========   ===========



* Represents 5% or more of net assets available for benefits.

      During 1999 and 1998, the Plan's investments (including investments bought, sold and held during the year) appreciated (depreciated) in value by $8,506,535 and $(939,421), respectively, as follows:


                                                       1999             1998
                                                    ----------      -----------

      Mutual funds                                  $8,309,028      $ 4,059,728
      Primark common stock                             197,507       (4,999,388)
      Other                                                 --              239
                                                    ----------      -----------
                                                    $8,506,535      $  (939,421)
                                                    ==========      ===========


      The Plan's investments consist of the following. Investment objectives are as stated in the related prospectus.

      FIDELITY CONTRAFUND - The fund seeks long-term capital appreciation through investment in the common stock and convertible securities of foreign and domestic companies that are believed to be out of favor or undervalued.

      FIDELITY GROWTH & INCOME PORTFOLIO - The fund seeks high total return by providing investors with current income and capital appreciation. To achieve its objectives, the fund primarily invests in U.S. and foreign common and preferred stocks, securities convertible into common stock and fixed-income securities that provide both current income (in the form of dividends) and the potential for growth in earnings.

      FIDELITY ASSET MANAGER - GROWTH - The fund seeks to maximize total return for the long term by allocating its assets among domestic and foreign stocks, bonds and money market instruments. The fund's assets are typically invested with 70% in stock, 25% in bonds and 5% in money market instruments, but the fund may invest from 50% to 100% in stocks, 5% to 50% in bonds, and 5% to 50% in money market instruments.

      FIDELITY SELECT TECHNOLOGY FUND - The fund seeks capital appreciation through investment in securities of companies established in the technology industry. The fund typically holds 80% of its assets in companies that may benefit from technological advances but may invest in any company eligible for purchase in any of Fidelity's other technology-related portfolios.

      FIDELITY SPARTAN U.S. EQUITY INDEX PORTFOLIO - The portfolio attempts to duplicate the investment composition and yield earned by the S&P 500 Index by investing in the companies that make up the Index, as well as those that are based on the value of the Index.

      JANUS WORLDWIDE FUND - The fund invests in common stocks of foreign and domestic companies of any size.

      PBHG EMERGING GROWTH FUND - The fund seeks growth by investing in the common stock of micro-and small-sized U.S. companies that are believed to have strong earnings potential and significant capital appreciation. The market capitalization for the companies in which this fund invests typically ranges from $10 to $250 million.

      PBHG GROWTH FUND - The fund seeks growth by investing in the common stock of small- and medium-sized U.S. companies that are believed to have strong earnings potential and significant capital appreciation.

      FOUNDERS BALANCED FUND - The fund attempts to provide both current income and long-term growth by investing in a variety of dividend-paying common stocks (located both in the U.S. and abroad) as well as U.S. and foreign government obligations and corporate bonds. The fund is required to hold at least 25% of its assets in fixed-income, investment-grade securities.

      FIDELITY MANAGED INCOME PORTFOLIO - The fund is a commingled pool managed by Fidelity Management Trust Company. The fund attempts to maintain a stable unit price while earning interest income. The fund invests in investment contracts offered by major insurance companies and other approved financial institutions and in certain types of fixed income securities.

      WRIGHT CURRENT INCOME FUND - The fund aims to obtain a high level of current income with moderate fluctuations of principal. The fund has invested almost exclusively in mortgage pass-through securities of the Government National Mortgage Association.

      FIDELITY DIVERSIFIED INTERNATIONAL FUND - The fund seeks growth by investing in international securities.

      PRIMARK COMMON STOCK - Contributions are made to participants' accounts directly in shares of Primark common stock. Investing in a nondiversified, unmanaged single stock inherently involves more investment risk than investing in a diversified fund as performance is tied directly to the performance of the Company as well as that of the stock market as a whole.

      PRIMARK MONEY MARKET - The Fund is a commingled money market pool managed by Fidelity which invests in high-quality, short-term money market securities for which the U.S. Government or its agencies or instrumentalities guarantees timely payment of principal and interest.

4.    RELATED-PARTY TRANSACTIONS

      At December 31, 1999 and 1998, the Plan held 298,310 shares of Primark Corporation common stock with a fair value of $8,296,899 and 336,217 shares with a fair value of $9,119,879, respectively.

5.    PLAN TERMINATION

      Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their accounts.

6.    TAX STATUS OF THE PLAN

      The Plan obtained its latest determination letter dated December 17, 1997 in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Code. The Plan Committee believes that the Plan is currently designed and being operated in compliance with the Code. Accordingly, no provision for income taxes has been included in the Plan's financial statements.

7.    SUBSEQUENT EVENT

      On June 5, 2000, the Company entered into an agreement with an unrelated party to be acquired. The acquisition of the Company is expected to be completed later in calendar year 2000. The impact of the sale of the sponsor on the Plan has not yet been determined.



                                   * * * * * *

PRIMARK CORPORATION
SAVINGS AND STOCK OWNERSHIP PLAN

SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                                                d) SHARES HELD/     e) CURRENT
a)  b) IDENTITY                  c) DESCRIPTION OF INVESTMENT                      PAR VALUE           VALUE

*   Pooled Investment Funds      Fidelity Contrafund                                   76,090       $ 4,566,927
*                                Fidelity Growth & Income Portfolio                   108,523         5,117,960
*                                Fidelity Select Technology Fund                       53,486         8,150,640
*                                Fidelity Asset Manager -- Growth                      50,356           990,487
*                                Fidelity Spartan U.S. Equity Index Portfolio         133,314         6,944,366
                                 Janus Worldwide Fund                                  82,426         6,299,808
                                 PBHG Emerging Growth Fund                             31,632         1,083,384
                                 PBHG Growth Fund                                      55,805         2,644,034
                                 Founders Balanced Fund                               151,783         1,589,162
*                                Fidelity Managed Income Portfolio                  1,351,673         1,351,673
                                 Wright Current Income Fund                           117,300         1,183,554
*   Common Stock                 Fidelity Diversified International Fund                6,177           158,270
*   Commingled Pool              Primark common stock                                 298,310         8,296,899
*                                Primark Money Market                               5,190,972         5,190,972
*   Participant Loans            Participant loans                                                    1,270,780
                                                                                                    -----------
                                 Total                                                              $54,838,916
                                                                                                    ===========



* Represents a party-in-interest to the Plan.